News Release

For further information:

Hooper Holmes
James Calver
President and Chief Executive Officer
(908) 766-5000

Investors: Jonathan Birt / John Capodanno
Media: Sean Leous
Financial Dynamics
212-850-5600
Hooper Holmes Names William F. Kracklauer

Senior Vice President, General Counsel and Corporate Secretary

BASKING RIDGE, N.J., May 7, 2007 -- Hooper Holmes (AMEX:HH) today announced the appointment of William F. Kracklauer as Senior Vice President, General Counsel and Corporate Secretary. He has also been elected an executive officer of Hooper Holmes, Inc.

Mr. Kracklauer has held leadership positions in several growing companies, including Yellow Book USA, publisher of more than 540 directories nationwide and a provider of online and direct marketing services. Mr. Kracklauer joined the firm in 2000 as General Counsel and Secretary. At Yellow Book USA he led Acquisitions and Human Resources, helped take the parent company public, and completed acquisitions worth more than $2 billion. He last served as Vice President and member of the company’s Executive Committee.

“Bill has helped transform the businesses he’s been associated with and is an important addition to our management team as we continue to execute our three-phase turnaround,” said James D. Calver, President and CEO of Hooper Holmes. “He brings a combination of a strong legal background and operational talents that will help us continue to improve our performance for customers.”

Mr. Kracklauer succeeds Robert W. Jewett, former Senior Vice President, General Counsel and Corporate Secretary, who will be exploring new career opportunities after more than 25 years’ service with Hooper Holmes.

Mr. Kracklauer worked as an attorney for several New York firms before 1996 when he joined Primedia, a publishing and media company with $1 billion in revenues. As Assistant General Counsel he played critical roles in acquisitions, divestitures, and a wide range of legal issues including SEC filings, litigation and matters of employment law.

Mr. Kracklauer earned his JD degree from the Columbia University School of Law, where he also served as editor of the Columbia Journal of Transnational Law. He is a magna cum laude graduate of the University of Notre Dame, where he earned his BA degree in political science and French. He was admitted to the practice of law in New York State in 1990.

About Hooper Holmes

Hooper Holmes is the leading provider of risk assessment services for the insurance industry. Our vision is to be the leader in collecting personal health data and transforming it into useful information, enabling our customers to take actions that manage or reduce their risks and expenses. Since our founding in 1899 as The National Insurance Information Bureau we have been a business partner of the world’s leading insurance companies. We provide insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With over 250 locations and more than 9,000 examiners we can administer a medical exam anywhere in the U.S. Each year we deliver more than 2.3 million medical exams and process about the same number of samples in our laboratory. We underwrite 300,000 cases annually and complete more than two million telephone interviews. We are also a leading provider of medical claims evaluation services used by property and casualty insurance carriers, law firms, self-insureds and third-party administrators to handle personal injury and accident claims.

Certain information contained herein includes information that is forward- looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company's business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company's Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006. The Company disclaims any obligation to update these forward-looking statements.

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